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                                                                    EXHIBIT 99.1

                           MOTORVAC TECHNOLOGIES, INC.
                          1998 STOCK COMPENSATION PLAN

                           ADOPTED SEPTEMBER 24, 1998
                  APPROVED BY STOCKHOLDERS ______________, 1999

1.      PURPOSE

        (a) The purpose of this Plan is to provide a means by which Directors of the Company will be given the opportunity to elect to receive all of their annual Compensation in the form of Shares of Common Stock of the Company.

        (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Directors, to secure and retain the services of new Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.      DEFINITIONS

        Unless otherwise defined herein or the context otherwise requires, the capitalized terms used herein shall have the following meanings:

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Common Stock" shall mean, unless otherwise specifically provided, the common stock of the Company, par value $.01 per share, and any class of common stock into which such common stock may hereafter be converted or for which such common stock may be exchanged or become exchangeable for.

        (c) "Company" shall mean MotorVac Technologies, Inc., a Delaware corporation.

        (d) "Compensation" shall mean Directors' annual retainer and meeting attendance fees paid by the Company.

        (e) "Director" shall mean a person who is a member of the Board and who is not otherwise an employee of or consultant to the Company.

        (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

        (g) "Fair Market Value" shall mean the value of one (1) Share of Common Stock determined as follows: (i) if the Common Stock is traded on a national stock exchange or traded on the Nasdaq National Market (NMS), the closing sales price per Share of Common Stock; (ii) if the Common Stock is regularly traded on any over-the-counter market other than the NMS, the average of the bid and asked prices per Share of the Common Stock; and (iii) if the Common Stock is not traded as described in (i) or (ii) above, the fair market value of a Share of Common Stock as determined in good faith by the Board on such basis as the Board in its sole discretion shall choose. The date of determination of Fair Market Value with respect to (i), (ii) and (iii)

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shall be the date specified in the Plan or, if no trading in the Common Stock takes place on such date, on the next preceding trading day on which there has been such trading.

        (h) "Plan" shall mean this MotorVac Technologies, Inc. 1998 Stock Compensation Plan, as it may be amended from time to time.

        (i) "Securities Act" shall mean the Securities Act of 1933, as it may be amended from time to time.

        (j) "Share" shall mean one (1) share of Common Stock of the Company, adjusted in accordance with Section 7 of the Plan (if applicable).

3.      ADMINISTRATION

        (a) The Plan shall be administered by the Board unless and until the Board delegates administration to a committee, as provided in Section 3(c).

        (b) The Board shall have the power, subject to and within the limitations of, the express provisions of the Plan:

               (1) To construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Board, in exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (2) To amend the Plan as provided in Section 10, below.

               (3) Generally, to exercise such powers and perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

        (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board administration of the Plan.

4.      STOCK SUBJECT TO PLAN

        The stock subject to issuance under the Plan shall be Shares of the Company's authorized but unissued or reacquired Common Stock. The Company has instituted a repurchase program whereby reacquired Common Stock will be made available for issuance under the Plan, subject to the limitations established by this Section 4. The number of Shares which may be issued under the Plan shall not exceed one hundred twenty thousand (120,000) Shares in the aggregate. The number of Shares subject to issuance at any time shall not exceed the number of Shares remaining available for issuance under the Plan. All Shares of Common Stock issued under the Plan shall reduce on a share-for-share basis the number of Shares of Common Stock available for


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subsequent issuance under the Plan. The limitations established by this Section
4 shall be subject to adjustment in the manner provided in Section 7 hereof upon the occurrence of an event specified therein.

5.      ELIGIBILITY

        All Directors shall be eligible to participate in the Plan.

6.      PAYMENT OF COMPENSATION IN COMMON STOCK

        (a) Stock in Lieu of Compensation. Eligible Directors may elect to receive Shares of Common Stock in lieu of all of their cash Compensation.

        (b) Manner and Timing of Election. Directors may elect to exchange one hundred (100) percent of Compensation for Shares of Common Stock. Elections shall be made in writing in a manner prescribed by the Board, in its discretion.

        An initial election to participate in the Plan may be made by participating Directors upon adoption of the Plan by the Board and thereafter from time to time upon such terms and conditions as the Board may establish for administrative convenience. The initial election shall become effective immediately upon the Company's receipt of a properly completed election form, or with respect to elections made following the initial elections made upon adoption of the Plan, at such time as the Board shall determine and shall continue until revoked. Subsequent elections to increase, decrease or revoke an election currently in effect shall be made not later than ten days prior to the end of each month and shall become effective on the first day of the immediately succeeding month following the Company's receipt of a properly completed election form. An election made for any period shall continue to be effective in subsequent periods unless revoked in accordance with the Plan. Changes in elections shall only be effective from and after the date of receipt by the Company of a properly completed election form.

        (c) Number of Shares. The number of Shares received shall be determined by dividing the cash value of the Compensation elected to be exchanged by the Fair Market Value of the Shares on the date the Compensation otherwise would have been paid in cash. Compensation shall not be exchanged for a fractional share.

        (d) Issuance of Shares. If a Director has elected to receive cash Compensation in the form of Common Stock, then a certificate for the number of Shares of Common Stock to which the Director is entitled shall be issued on a quarterly basis as soon as reasonably practical following the date which the Director would have received cash Compensation. Notwithstanding the foregoing, in the event that a sufficient number of Shares are not available under Section 4 of the Plan to satisfy all elections, Directors shall have their elections reduced on a pro rata basis, as determined by the Board, in its discretion.

        (e) Restrictions. The Shares issued pursuant to the election shall be fully vested and transferable as of the date of issuance, subject to the provisions of Section 8, below.

        (f) Termination of Election. Directors may terminate an election for future periods at any time upon thirty (30) days written notice to the Company.


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        (g) Certain Elections Subject to Board Approval. All elections made by
Directors under this Plan are subject to approval by the Board or the Committee.

7.      RECAPITALIZATIONS

        If the outstanding Shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares or other transaction not involving the receipt of consideration by the Company, upon authorization by the Board (or a committee of the Board, if applicable) an appropriate and proportionate adjustment shall be made in the maximum number of Shares of Common Stock issuable under the Plan. The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company." Such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive.

8.      SECURITIES LAW REQUIREMENTS

        (a) Securities Act Requirements. As a condition to the issuance of any Shares under this Plan, the Company may require either (i) the Director to furnish a written representation that he or she is acquiring the underlying Shares for investment and not with a view to distribution to the public and such other representations as the Company (or its counsel) shall determine to be necessary or desirable to comply with any applicable federal or state securities laws or (ii) that a registration statement registering the Shares issuable under this Plan be effective. Such representations shall be required in cases where, in the opinion of the Company (or its counsel), such representations are necessary to enable the Company to comply with the provisions of the Securities Act and/or any applicable state securities laws, and any stockholder who gives such representations shall be released from such representations at such a time as the Shares to which such representations apply are registered pursuant to the Securities Act and qualified (or exempt) under applicable state securities laws.

        Any Shares issued under the Plan shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the Shares. The determination of which legends, if any, shall be placed upon the Shares, shall be made by the Board (or a committee of the Board, if applicable) in its sole discretion, and such decision shall be final and binding.

        (b) Listing and Regulatory Requirements. Each issuance of Shares under the Plan shall be subject to the further requirements that, if at any time the Company shall determine in its discretion that the listing or qualification of the Shares under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Shares, such Shares may not be issued unless and until such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.


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        (c) Section 16. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange
Act. To the extent any provision of the Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.

9.      APPROVAL OF STOCKHOLDERS

        The issuance of Shares under this Plan is conditioned on approval of this Plan within twelve (12) months of the initial adoption of this Plan by the Board either (i) by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all of the outstanding voting stock of the Company is, either in person or by proxy, present and voting or (ii) by the written consent of the holders of a majority of the outstanding shares of the Company's voting stock. In the event such approval is not obtained within such twelve (12) month period, any election made hereunder shall be canceled and become null and void; any Compensation not exchanged for shares and not previously paid in cash shall be paid to the Director who earned it with interest at a reasonable rate, to be determined by the Board, in its discretion, and any shares issued under the Plan shall be returned to the Company in exchange for cash equal to the fair market value of the shares on the date of return.

10.     AMENDMENT AND TERMINATION

        (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 7 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements.

        (b) Unless required by applicable law, rule or regulation, the Board shall not amend the Plan in the following respects without approval of the stockholders in the manner specified in Section 9 hereof:

               (i) to increase the maximum number of Shares subject to issuance under the Plan (except pursuant to the provisions of Section 7 of the Plan); or

               (ii) to change the persons who may receive Shares pursuant to the Plan.

        (c ) The Board in its discretion, may suspend or terminate the Plan at any time. No elections shall be in effect under the Plan while the Plan is suspended or after it is terminated.


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        IN WITNESS WHEREOF, pursuant to the due authorization of this Plan by the Board, the Company has caused this Plan to be duly executed by its duly authorized officer.

                           MOTORVAC TECHNOLOGIES, INC.


                         By:
                            ---------------------------------
                            Lee W. Melody, President


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